Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Press Release
Dominion Resources Black Warrior Trust
Announces 3rd Quarter Cash Distribution
     DALLAS, TEXAS, August 20, 2007—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.735980 per unit. The distribution will be payable September 7, 2007 to unitholders of record on August 29, 2007, according to the Trustee, Bank of America, N.A.
     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from April 1, 2007 to June 30, 2007. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 834 million cubic feet (“MMcf”) during this period compared to 831 MMcf in the previous quarter. Prices for this quarter to the trust averaged $7.66 per mcf compared to $6.65 per mcf for the previous quarter.
     On November 1, 2006, Dominion Resources, Inc. announced that it would pursue the sale of most of its oil and natural gas exploration and production assets. On July 31, 2007, Dominion Black Warrior Basin Inc., an indirect subsidiary of Dominion Resources Inc. which held the underlying properties burdened by the Trust’ royalty interest, was sold to HighMount Exploration & Production Alabama LLC, an indirect subsidiary of Loews Corporation. The Trust will continue to have its clear ownership in the underlying properties and the sale will not affect the ownership.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties that was owned by DBWB (now HighMount) and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust that was formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6548